Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On December 19, 2019, Lippert Components, Inc., a wholly-owned subsidiary of LCI Industries (“LCI” or the “Company”), completed the acquisition of all of the shares of Curt Acquisition Holdings, Inc. (“Curt”) (the “Acquisition”) pursuant to the terms and conditions of the Stock Purchase Agreement, dated as of November 21, 2019 (the “Purchase Agreement”).

In accordance with the Purchase Agreement, consideration was paid to the sellers at closing consisting of $340 million in cash subject to various closing adjustments including the finalization of net working capital. The cash consideration paid was funded through a combination of cash on hand, borrowings on the Company’s revolving credit facility, and borrowing on a $300 million incremental term loan under the Company’s existing credit agreement.

The unaudited pro forma condensed combined financial information set forth below has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations would have been had the Acquisition been completed on the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined balance sheet gives effect to the Acquisition as if it had occurred on September 30, 2019. The unaudited pro forma condensed combined statements of income each give effect to the Acquisition as if it had occurred on January 1, 2018 (the first day of the Company’s fiscal year 2018).

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) with respect to the statements of income, expected to have a continuing impact on the combined results. The pro forma adjustments do not reflect the cost of any integration activities or benefits from the Acquisition including potential synergies that may be derived in future periods.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes of LCI and Curt for the applicable periods:
•Audited historical consolidated financial statements of LCI as of and for the year ended December 31, 2018 and the related notes included in LCI’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 27, 2019;
•Audited historical consolidated financial statements of Curt as of and for the year ended December 31, 2018 and the related notes included in Exhibit 99.2 of this Form 8-K/A;
•Unaudited historical consolidated financial statements of LCI as of and for the nine months ended September 30, 2019 and the related notes included in LCI’s Quarterly Report on Form 10-Q filed with the SEC on November 5, 2019; and
•Unaudited historical consolidated financial statements of Curt as of and for the nine months ended September 30, 2019 and the related notes included in Exhibit 99.3 of this Form 8-K/A.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting with LCI considered the accounting acquirer. The purchase price will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the acquisition date, and any excess value of the consideration transferred over the net assets will be recognized as goodwill. The Company has made a preliminary allocation of the purchase price to the assets acquired and liabilities assumed as of the acquisition date based on management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed using information currently available. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the Company’s future results of operations and financial position.

LCI INDUSTRIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2019

(In thousands)	LCI (As Reported)	CURT (As Reported)	Pro Forma Adjustments (Note 5)	Note	Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$24,168	$302	$(3,909)	A	$20,561
Restricted cash	3,309	—	—		3,309
Accounts receivable, net	185,821	40,391	—		226,212
Inventories, net	334,462	68,067	13,934	B	416,463
Prepaid expenses and other current assets	32,836	2,486	—		35,322
Total current assets	580,596	111,246	10,025		701,867
Fixed assets, net	343,883	24,754	—		368,637
Goodwill	203,505	33,299	69,620	C	306,424
Other intangible assets, net	177,310	65,502	84,203	D	327,015
Operating lease right-of-use assets	67,666	—	27,500	E	95,166
Deferred taxes	8,654	—	—		8,654
Other assets	33,199	177	—		33,376
Total assets	$1,414,813	$234,978	$191,348		$1,841,139
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term indebtedness	$—	$3,619	$11,022	F	$14,641
Accounts payable, trade	99,899	17,963	960	G	118,822
Current portion of operating lease obligations	15,226	—	5,300	E	20,526
Current portion of capital lease obligations	—	620	(620)	H	—
Accrued expenses and other current liabilities	140,947	11,077	(3,285)	I	148,739
Total current liabilities	256,072	33,279	13,377		302,728
Long-term indebtedness	261,631	166,225	159,134	F	586,990
Operating lease obligations	55,307	—	22,200	E	77,507
Capital lease obligation	—	3,289	(3,289)	H	—
Deferred taxes	—	11,843	20,034	J	31,877
Other long-term liabilities	64,422	1,014	(1,014)	K	64,422
Total liabilities	637,432	215,650	210,442		1,063,524

Stockholders’ equity
Common stock	281	—	—		281
Paid-in capital	209,053	53,320	(53,320)	L	209,053
Retained earnings	632,725	(33,992)	34,226	M	632,959
Accumulated other comprehensive loss	(6,516)	—	—		(6,516)
Stockholders’ equity before treasury stock	835,543	19,328	(19,094)		835,777
Treasury stock, at cost	(58,162)	—	—		(58,162)
Total stockholders’ equity	777,381	19,328	(19,094)		777,615
Total liabilities and stockholders’ equity	$1,414,813	$234,978	$191,348		$1,841,139

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

LCI INDUSTRIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
Nine months ended September 30, 2019

	LCI (As Reported)	CURT (As Reported)	Pro Forma Adjustments (Note 6)	Note	Pro Forma Combined
(In thousands, except per share amounts)
Net sales	$1,807,461	$213,599	$—		$2,021,060
Cost of sales	1,390,741	145,139	(9,871)	A	1,526,009
Gross profit	416,720	68,460	9,871		495,051
Selling, general and administrative expenses	254,155	53,709	9,866	B	317,730
Operating profit	162,565	14,751	5		177,321
Interest expense, net	6,506	11,809	(3,512)	C	14,803
Income before income taxes	156,059	2,942	3,517		162,518
Provision for income taxes	38,357	2,453	861	D	41,671
Net income	$117,702	$489	$2,656		$120,847

Net income per common share:
Basic	$4.71				$4.84	E
Diluted	$4.70				$4.82	E

Weighted average common shares outstanding:
Basic	24,984				24,984
Diluted	25,053				25,053

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

LCI INDUSTRIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
Year ended December 31, 2018

	LCI (As Reported)	CURT (As Reported)	Pro Forma Adjustments (Note 6)	Note	Pro Forma Combined
(In thousands, except per share amounts)
Net sales	$2,475,807	$259,571	$—		$2,735,378
Cost of sales	1,955,463	171,666	(11,476)	A	2,115,653
Gross profit	520,344	87,905	11,476		619,725
Selling, general and administrative expenses	321,556	74,237	10,148	B	405,941
Operating profit	198,788	13,668	1,328		213,784
Interest expense, net	6,436	14,018	(3,015)	C	17,439
Income before income taxes	192,352	(350)	4,343		196,345
Provision for income taxes	43,801	323	1,063	D	45,187
Net income (loss)	$148,551	$(673)	$3,280		$151,158

Net income per common share:
Basic	$5.90				$6.00	E
Diluted	$5.83				$5.94	E

Weighted average common shares outstanding:
Basic	25,178				25,178
Diluted	25,463				25,463

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

On December 19, 2019, Lippert Components, Inc., a wholly-owned subsidiary of LCI Industries (“LCI” or the “Company”), completed the acquisition of all of the shares of Curt Acquisition Holdings, Inc. (“Curt”) pursuant to the terms and conditions of the Stock Purchase Agreement, dated November 21, 2019. At the closing of the Acquisition, the Company paid cash consideration of $340 million to existing Curt shareholders. The purchase consideration is subject to various closing adjustments including the finalization of net working capital. The cash consideration paid was funded through a combination of cash on hand, borrowings on the Company’s revolving credit facility, and borrowing on a $300 million incremental term loan under the Company’s existing credit agreement.

The unaudited pro forma condensed combined statements of income illustrate the effects of the Acquisition as if it had been completed on January 1, 2018, and the unaudited pro forma condensed combined balance sheet reflects the effects of the Acquisition as if it had been completed on September 30, 2019. The historical consolidated financial information has been adjusted to give pro forma effect to events that are: (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on estimates of the purchase consideration and estimates of fair value and useful lives of the assets acquired and liabilities assumed.

ASC Topic 805 requires, among other things, that assets and liabilities acquired be recognized at their fair values as of the acquisition date. Consolidated financial statements of LCI issued after completion of the Acquisition will reflect such fair values, measured as of the acquisition date, which will be different than the preliminary estimated fair values included in these unaudited pro forma condensed combined financial statements. These differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the Company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information has been prepared using LCI’s significant accounting policies as set forth in its audited consolidated financial statements for the fiscal year ended December 31, 2018. Certain reclassification and preliminary accounting policy alignment adjustments have been made in order to conform the Curt historical financial statements to LCI’s financial statement presentation. Refer to Note 4 - Accounting Policy Alignment and Reclassifications for more details.

2. PURCHASE CONSIDERATION AND PRELIMINARY PURCHASE PRICE ALLOCATION

The table below represents the preliminary purchase price allocation based on estimates, assumptions, valuations and other analyses that have not been finalized in order to make a definitive allocation. Accordingly, the pro forma adjustments to allocate the purchase consideration will remain preliminary until management finalizes the fair values of assets acquired and liabilities assumed. The final amounts allocated to assets acquired and liabilities assumed are dependent upon certain valuations and other analyses that have not yet been completed, and as previously stated could differ materially from the amounts presented in the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The preliminary estimated purchase consideration is allocated to the tangible and intangible assets and liabilities of Curt based on their estimated fair values as if the Acquisition had occurred on September 30, 2019, which is the assumed acquisition date for purposes of the unaudited pro forma condensed combined balance sheet (in thousands):

Cash consideration, net of cash acquired	$337,640

Assets acquired
Accounts receivable	28,611
Inventories	88,765
Fixed assets	24,036
Other tangible assets	4,060
Customer relationships	112,000
Tradename and other identifiable intangible assets	37,705
Operating lease right-of-use assets	27,925
Total assets acquired	323,102
Liabilities assumed
Accounts payable	18,577
Accrued expenses and other current liabilities	10,002
Operating lease obligations	27,925
Deferred taxes	31,877
Total liabilities assumed	88,381
Total fair value of net assets acquired	234,721

Goodwill	$102,919

As of the closing date of the Acquisition, the recorded value of intangible assets will be adjusted for the preliminary purchase price allocation. The fair value and useful lives assigned to the identifiable intangible assets have been estimated based on preliminary assumptions. These estimated fair values and useful lives are considered preliminary and are subject to change at the closing date of the Acquisition. Any change in the amount of the final purchase price allocated to amortizable, definite-lived intangible assets could materially affect the carrying amount and related amortization expense of such assets. The fair value of working capital, fixed assets, and other long-term assets approximate their carrying values, thus no adjustments to arrive at fair value are reflected.

In connection with the acquisition of Curt, a deferred tax liability was established primarily for the book to tax differences related to non-goodwill intangible assets. Management is still assessing the tax impact of the Acquisition. Given that this analysis is still in its preliminary stages, any tax benefit that may be realized as a result of the Acquisition is not contemplated by the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

3. DEBT FUNDING OF THE ACQUISITION

To fund the Acquisition, the Company entered into an Incremental Joinder and Amendment No. 1 (“Amendment No. 1”) of the Amended Credit Agreement with several banks, which provided an incremental term loan in the amount of $300.0 million. The term loan is required to be repaid in an amount equal to 1.25% of original principal amount of the term loan for the first eight quarterly periods commencing March 31, 2020, and then 1.875% of the original principal amount of the term loan for each quarter thereafter, until the maturity date of December 14, 2023. In addition, Amendment No.1 modified the credit agreement to allow the Company to request an increase in the facility of up to an additional $300.0 million as an increase to the revolving credit facility or one, or more, incremental term loan facilities upon approval of the lenders and the Company receiving other certain consents. As a result of the new incremental term loan, the borrowing capacity under the Amended Credit Agreement was increased from $600.0 million to $900.0 million. The Company also borrowed an additional $41.4 million on the revolving credit facility to fund the Acquisition and pay for $1.4 million of debt issuance costs related to the amendment.

Interest on borrowings under the revolving credit facility and incremental term loan are designated from time to time by the Company as either (i) the Alternate Base Rate (defined in the Amended Credit Agreement as the greatest of (a) the Prime Rate of JPMorgan Chase Bank, N.A., (b) the federal funds effective rate plus 0.5 percent, and (c) the Adjusted LIBO Rate (as defined in the Amended Credit Agreement) for a one month interest period plus 1.0 percent), plus additional interest ranging from 0.0 percent to 0.625 percent depending on the Company’s total net leverage ratio, or (ii) the Adjusted LIBO Rate for a period equal to one, two, three, six, or twelve months (with the consent of each lender) as selected by the Company, plus additional interest ranging from 0.875 percent to 1.625 percent depending on the Company’s total net leverage ratio. At the date of the Acquisition, the interest rate on the revolving credit facility and incremental term loan was 3.1875%.

4. ACCOUNTING POLICY ALIGNMENT AND RECLASSIFICATIONS

The unaudited pro forma condensed combined financial information has been prepared using LCI’s significant accounting policies as set forth in its audited consolidated financial statements for the fiscal year ended December 31, 2018. Based on the procedures performed to date, the accounting policies of Curt are similar in most material respects to LCI’s accounting policies with the exception of Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842) (“Topic 842”) and ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“Topic 606”), which Curt had not yet been required to adopt as it was a private company. The unaudited pro forma condensed combined financial statements include an adjustment to reflect the adoption of Topic 842 and Topic 606. Refer to Notes 5 and 6 for more details.

In addition, certain historical consolidated financial statement line items of Curt were renamed or reclassified in order to conform to LCI’s presentation. Shipping and handling costs, previously classified by Curt within cost of sales, were reclassified to selling, general and administrative expenses (see Notes 6.A and 6.B.).

As more information becomes available, we will complete a more detailed review of Curt’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined results and financial position.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

5. UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET ADJUSTMENTS

A. Reflects (1) the debt financing obtained in connection with the Acquisition (see Note 3) and (2) the cash consideration paid in connection with the close of the Acquisition (in thousands):

Borrowings on incremental term loan	$300,000
Borrowings on revolving credit facility	41,436
Payment of debt issuance costs on term loan	(1,436)
Settlement of historical Curt indebtedness and accrued interest	(176,492)
Payment of seller transaction expenses at close	(10,290)
Cash consideration distributed	(157,127)
Net adjustment to cash and cash equivalents (i)	$(3,909)

i.Net adjustment to cash reflects the payoff of capital lease obligations after September 30, 2019, but prior to closing of the Acquisition. The capital lease obligations were settled as a condition of the Acquisition with proceeds from Curt’s historical line of credit (see Note 5.H.).

B. Reflects the step-up adjustment to inventory of $13.9 million representing the preliminary estimate of fair value at the date of acquisition, which is based on estimated selling prices of the acquired inventory, less the sum of costs of disposal and a reasonable profit allowance for the selling effort.

C. Reflects the goodwill to be recorded based on the preliminary purchase price allocation and elimination of Curt’s pre-acquisition goodwill.

D. Represents the estimated fair values of identified intangible assets that were acquired based on the preliminary purchase price allocation and the elimination of Curt’s pre-acquisition net intangible assets. The estimated fair values of identified intangible assets acquired and the estimated useful lives are as follows (in thousands):

	Estimated Fair Value	Estimated Useful Lives
Customer relationships	$112,000	17
Tradenames - Non-Retrac	31,700	20
Tradenames - Retrac	1,200	10
Developed technology	4,805	10
	$149,705
Less: Curt pre-acquisition net intangible assets	(65,502)
Net adjustment to intangible assets, net	$84,203

E. Reflects the preliminary estimated impact of adopting Topic 842. The operating lease liability of $27.5 million, of which $5.3 million is classified as current, and corresponding right-of-use asset were measured using the present value of the remaining lease payments using LCI’s incremental borrowing rate of approximately 4.75%. This estimated impact is preliminary and does not purport to represent what the operating lease liability or right-of-use asset would have been had the acquisition been completed on September 30, 2019.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

F. Reflects the repayment of the outstanding principal amounts on Curt’s line of credit, term loans and subordinated debt, the elimination of Curt’s debt issuance costs, and borrowings on LCI’s line of credit and incremental term loan (see Note 3), and payment of debt issuance costs related to the incremental term loan as follows (in thousands):

	Current Portion	Long-Term Portion
Repayment of Curt debt, net of debt issue costs	$(3,619)	$(166,225)
Borrowings on LCI revolving credit facility (i)	—	41,436
Borrowings on LCI incremental term loan	15,000	285,000
Payment of LCI debt issuance costs (i)	(359)	(1,077)
Net adjustments to long-term indebtedness	$11,022	$159,134

i.Debt issuance costs for the incremental term loan were funded with borrowings of $1.4 million on LCI’s revolving credit facility.

G. Reflects adjustment to accounts payable to accrue LCI transaction costs.

H. Reflects the elimination of the current and long-term portion of capital lease obligations settled as a condition of the Acquisition with borrowings on Curt’s historical line of credit after September 30, 2019 and prior to consummation of the Acquisition.

I. Reflects the elimination of accrued interest related to the payoff of Curt’s indebtedness (see Note 5.F.)

J. Reflects the elimination of Curt’s historical net deferred tax liabilities and the recognition of net deferred tax liabilities estimated in the preliminary purchase price allocation for the Acquisition. The new deferred tax liabilities primarily result from the amortization of intangible assets.

K. Reflects the elimination of the non-current portion of deferred rent of Curt as this does not represent a liability of the combined company after the adoption of Topic 842 (see Note 5.E.)

L. Reflects the elimination of Curt’s historical paid-in capital.

M. Represents the net adjustments to retained earnings calculated as follows (in thousands):

Elimination of Curt’s historical accumulated deficit	$33,992
LCI transaction expenses accrued (see Note 5.G.)	(960)
Elimination of Curt historical deferred rent (see Note 5.K.)	1,014
Elimination of Curt historical debt issuance costs (see Note 5.F.)	546
Other adjustments	(366)
Net adjustments to retained earnings	$34,226

6. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME ADJUSTMENTS

A. Reflects the reclassification of historical Curt shipping and handling costs from cost of sales to selling, general and administrative expenses in accordance with LCI’s policy.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

B. Reflects the following adjustments to selling, general and administrative expenses (in thousands):

	Nine months ended September 30, 2019	Year ended December 31, 2018
Reclassify shipping and handling costs (Note 6.A.)	$9,871	$11,476
Eliminate Curt amortization expense	(6,491)	(9,662)
Amortization expense on intangible assets (i)	6,581	8,774
Eliminate Curt transaction expenses (ii)	(95)	(440)
	$9,866	$10,148

i.Reflects the amortization expense related to the estimated fair value of acquired intangible assets.
ii.Reflects the elimination of Curt transaction expenses incurred directly related to the Acquisition.

C. Reflects the reduction of interest expense comprised of the following (in thousands):

	Nine months ended September 30, 2019	Year ended December 31, 2018
Elimination of interest expense on Curt indebtedness	$(11,809)	$(14,018)
Cash interest on incremental term loan (i)	7,037	9,323
Cash interest on revolving credit facility (i)	991	1,321
Non-cash interest on debt issuance costs	269	359
Total interest expense adjustment	$(3,512)	$(3,015)

i.Interest expense on the incremental term loan and revolving credit facility was based on the interest rate of 3.1875%, the variable rate in effect at the time of the Acquisition (see Note 3).

D. Reflects the income tax effect on pro forma adjustments based on the estimated blended federal and state statutory rate of 24.5%.

E. The unaudited pro forma combined basic and diluted earnings per share calculations are based on the basic and diluted weighted-average outstanding shares of LCI.